Exhibit 99.1

MINERVA NEUROSCIENCES UPDATES MARKET ON SHARE PRICE DROP AND TRADING HALT

WALTHAM, Mass., March 12, 2020 (GLOBE NEWSWIRE) — Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of innovative therapies to treat unmet medical needs of central nervous system (CNS) disorders, wishes to address a sharp reduction of its share price and subsequent brief trading halt of its shares occurred this morning.

“There is no corporate news or change to our fundamentals that caused this share price movement,” stated Geoff Race, Chief Financial Officer of the Company. He continued, “Based on information received from NASDAQ, we understand that this movement and trading halt was the result of automated trades made between 9:53 am and 9:54 am EDT, and in close proximity with the unusual trading halt of the entire NASDAQ exchange that also occurred this morning due to broader economic issues. The trading halt has been lifted and trading has resumed in the Company’s stock. We also understand that the New York Stock Exchange has instructed brokers that all trades in the Company’s shares executed between 9:53 am and 9:54 am EDT at or below the per share price of $4.92 have been reversed and ruled null and void.”

About Minerva Neurosciences

Minerva’s proprietary compounds include: roluperidone (MIN-101), in clinical development for schizophrenia; seltorexant (MIN-202 or JNJ-42847922), in clinical development for insomnia and MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the price and trading of our common stock on the NASDAQ Market. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, the information received from regulatory bodies, including the NASDAQ Market; the share price and trading volume of our common stock in the future; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 9, 2020. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

Contact:

William B. Boni

VP, Investor Relations/

Corp. Communications

Minerva Neurosciences, Inc.

(617) 600-7376